TABLE OF CONTENTS

FOR

RECRUITMENT AGREEMENT

i

LIST OF EXHIBITS

EXHIBIT A:

EDS BUSINESS PRACTICES

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RECRUITMENT AGREEMENT

        THIS RECRUITMENT AGREEMENT (the "Agreement"), dated July 2, 2001, is between AlphaNet Solutions, Inc., a New Jersey corporation ("AlphaNet"), and EDS Information Services L.L.C., a Delaware limited liability company ("EDS").

W I T N E S S E T H:

        WHEREAS, EDS desires to have the right to hire employees from AlphaNet who are providing services to Goldman Sachs; and

        WHEREAS, AlphaNet is willing to provide such employees to EDS in accordance with the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration received and to be received, AlphaNet and EDS hereby agree as follows:

1.     TERM.

The parties agree that the terms and conditions of this Agreement apply to the recruitment of Employees by EDS. The term of this Agreement commences on the Effective Date (as hereinafter defined), and the Agreement shall continue to be in effect until terminated by either party as set forth in this Agreement.

2.     CERTAIN DEFINITIONS.

“Employee” means those employees of AlphaNet serving Goldman Sachs within the Help Desk and TOG who may be hired by EDS. “Purchase Order” means that document issued by EDS and accepted by AlphaNet under which EDS acquires the right to hire Employees. “Affiliate” means entities that are controlled by or are under common control of Electronic Data Systems Corporation, parent corporation to EDS

3.     CHARGES AND EXPENSES.

EDS agrees to pay $13,500 per Employee hired under this Agreement with a minimum payment of $405,000 for 30 employees.

4.     INVOICE AND PAYMENT.

AlphaNet shall submit an invoice to EDS to receive payment under this Agreement no sooner than 30 days after Goldman Sachs give notice to AlphaNet to terminate the services agreement between AlphaNet and Goldman Sachs. EDS shall pay AlphaNet’s invoice in full within thirty (30) days after receipt of same by EDS. Periodic payments, if any, due to AlphaNet pursuant to this Agreement shall be invoiced at the beginning of the period to which they apply. Payment for any other services shall be invoiced as agreed upon by the parties or, in the absence of an agreement, upon completion of such services. AlphaNet invoices shall contain (i) AlphaNet’s name and invoice date, (ii) the specific Purchase Order number, if applicable, (iii) description, price, and quantity of the Employees hired, (iv) credits (if applicable), (v) name (where applicable), title, phone number, and complete mailing address of responsible official to whom payment is to be sent, and (vi) other substantiating documentation or information as may be mutually agreed by EDS and AlphaNet .

5.     HIRING OF EMPLOYEES.

EDS shall have the right to hire Employees within thirty (30) days after Goldman Sachs gives notice to AlphaNet to terminate the services agreement between AlphaNet and Goldman Sachs.

(a) At EDS’ written request, AlphaNet shall provide Employee name, position held, current salary and any other information reasonably requested by EDS and shall make such Employee available for interview by EDS.

(b) During the 30 days after Goldman Sachs gives notice to AlphaNet to terminate the services agreement between AlphaNet and Goldman Sachs (hereinafter, the “Effective Date”), unless otherwise agreed by EDS and AlphaNet, AlphaNet shall not re-assign, re-deploy, offer future assignments or in any other way interfere or compete with EDS’ right to hire Employees. AlphaNet, however, may terminate an Employee for cause.

(c) AlphaNet shall be free to reassign, redeploy or terminate for any reason Employees not hired by EDS by the end of the thirty (30) days after the Effective Date.

(d) After a period of three months from the termination of this Agreement, Employees not hired under this Agreement will be free to seek employment at EDS or its affiliates without recourse, and EDS will not owe any fees or payments to AlphaNet if it hires any such Employee.

6.     TAXES.

(a) Unless EDS provides evidence of exemption satisfactory to AlphaNet, EDS shall pay or reimburse AlphaNet, where EDS is liable under applicable tax statute, amounts equal to taxes which are imposed upon EDS’ recruitment of Employees including federal excise taxes, or sales or use taxes; provided, however, EDS shall not be obligated to pay or reimburse AlphaNet for any taxes attributable to the recruitment of employees which are imposed on or measured by net or gross income, capital, net worth, franchise, privilege, or similar assessments.

(b) AlphaNet agrees to reasonably cooperate with EDS in the audit or minimization of any applicable tax and shall make available to EDS, and any taxing authority, all information, records, or documents relating to any audits or assessments attributable to or resulting from the payment process under this Agreement, and the filing of any tax returns or the contesting of any tax.

EDS shall not be obligated to pay or reimburse AlphaNet for additions to taxes, penalties, interest, fees, or other expenses or costs, if any, incurred by EDS solely as a result of, or attributable to, (i) AlphaNet’s failure to verify taxability of a purchase, (ii) AlphaNet’s failure to correctly calculate or remit taxes in a timely manner, or (iii) AlphaNet’s negligence, misconduct or failure to file properly any required returns or reports, or other required documents.

(c) Upon written notification by EDS and subsequent verification by AlphaNet, AlphaNet shall reimburse or credit, as applicable, EDS in a timely manner, for any and all taxes erroneously paid by EDS.

(d) EDS shall provide AlphaNet with, and AlphaNet shall accept in good faith, satisfactory resale, direct pay, or other exemption certificates, as applicable. AlphaNet agrees to separately identify on the invoice the taxable and non-taxable purchases, the types of tax and the taxing authorities.

(e) If EDS or an Affiliate of EDS is required by law to make any deduction or to withhold from any sum payable hereunder, then, subject to verification by AlphaNet of the legitimacy of such deduction or withholding, the sum payable by EDS or such Affiliate of EDS upon which the deduction is based shall be paid to AlphaNet net of such deduction or withholding. EDS or such Affiliate of EDS shall pay the applicable tax authorities any such required deduction or withholding.

7.     CROSS- INDEMNIFICATION.

In the event any act or omission of a party or its employees, servants, agents, or representatives causes or results in (i) damage to or destruction of tangible property of the other party or third parties, and/or (ii) death or injury to persons including, but not limited to, employees or invitees of either party, then such party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, damages, demands, liabilities, costs, and expenses, including reasonable attorneys’ fees and expenses, resulting therefrom. The indemnifying party shall pay or reimburse the other party promptly for all such damage, destruction, death, or injury.

8.     ALPHANET INDEMNIFICATION.

Subject to EDS’ full compliance with all of its obligations under this Agreement, including, without limitation, timely payment by EDS to AlphaNet of the sums specificied in Paragraph 3 hereof, AlphaNet shall indemnify and hold current AlphaNet Employees, EDS and its Affiliates, and Goldman Sachs and their respective successors, officers, directors, employees, and agents harmless from and against any and all actions, claims, losses, damages, liabilities, awards, costs, and expenses (including legal fees) solely resulting from or arising out of the transaction covered by this Agreement. Furthermore, AlphaNet shall indemnify and hold harmless EDS and its Affiliates from and against any and all actions, claims, losses, damages, liabilities, awards, costs and expenses (including legal fees) relating to the conduct of parties other than EDS or its Affiliates occurring before the Employees are hired by EDS.

9.      LIMITATION OF LIABILITY.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PURSUANT TO THIS AGREEMENT FOR ANY AMOUNTS REPRESENTING LOSS OF PROFITS, LOSS OF BUSINESS OR INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES OF THE OTHER PARTY. THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION, DEFENSE AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT.

10.      TERMINATION.

EDS may terminate a Purchase Order, or any portion thereof, for any reason without penalty upon written notice to AlphaNet; provided, however, that upon such termination EDS will pay for Employees hired from AlphaNet to the date of termination; and provided, further, that the operation of this paragraph shall not serve to reduce the minimum payment owing by EDS to AlphaNet pursuant to the provisions of Paragraph 3 hereof.

11. CONFIDENTIALITY.

Each party acknowledges that in the course of performance of its obligations pursuant to this Agreement, it may obtain confidential and/or proprietary information of the other party or its affiliates or customers. “Confidential Information” includes: information relating to development plans, costs, finances, marketing plans, equipment configurations, data, access or security codes or procedures utilized or acquired, business opportunities, names of customers, research, and development; proprietary software; the terms, conditions and existence of this Agreement; the pricing provisions included within or incorporated into this Agreement; any information designated as confidential in writing or identified as confidential at the time of disclosure if such disclosure is verbal or visual; and any copies of the prior categories or excerpts included in other materials created by the recipient party. Each party agrees that, for a period of two (2) years following its receipt of Confidential Information from the other party or the other party’s affiliates or customers, whether before or after the Effective Date, such recipient party shall use the same means it uses to protect its own confidential and proprietary information, but in any event not less than reasonable means to prevent the disclosure and to protect the confidentiality of the Confidential Information. Further, the recipient party shall only use the Confidential Information for purposes of this Agreement, and shall not disclose the Confidential Information without the prior written consent of the other party. The foregoing shall not prevent either party from disclosing Confidential Information which belongs to such party or is (i) already known by the recipient party without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the recipient party, (iii) rightfully received from a third party without obligation of confidentiality, (iv) independently developed by the recipient party without use of the other party’s Confidential Information, (v) disclosed without similar restrictions by the owner of the Confidential Information to a third party (other than an affiliate or customer of the party owning the Confidential Information), (vi) approved by the party owning the Confidential Information, in writing, for disclosure, or (vii) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the recipient party provides the other party with timely prior written notice of such requirement.

12.     COMPLIANCE WITH LAWS.

In the performance of this Agreement, AlphaNet and EDS shall comply with the requirements of all applicable laws, ordinances, and regulations of the United States or any state, country, or other governmental entity. In particular, AlphaNet and EDS agree to comply with the United States Export Administration Act, Executive Order No. 11246, as amended by Executive Order No. 11375, the Vietnam Era Veterans Readjustment Assistance Act of 1974, the Rehabilitation Act of 1973, the Immigration Reform and Control Act of 1986, and the Americans With Disabilities Act. This Section incorporates by reference all provisions required by such laws, orders, rules, regulations, and ordinances.

13.     MEDIA RELEASES.

Except for any announcement intended solely for internal distribution by AlphaNet or any disclosure required by legal, accounting, or regulatory requirements, all media releases, public announcements, or public disclosures (including, but not limited to, promotional or marketing material) by AlphaNet or its employees or agents relating to this Agreement or its subject matter, or including the name, trade name, trade mark, or symbol of EDS or any Affiliate of EDS, shall be coordinated with and approved in writing by EDS prior to the release thereof. AlphaNet shall not include the name, trade name, trade mark, or symbol of EDS, or any Affiliate of EDS, on a list of AlphaNet’s customers without EDS’ express written consent.

14.      RELATIONSHIP OF PARTIES.

AlphaNet is performing pursuant to this Agreement only as an independent contractor. AlphaNet has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed its obligations set forth in this Agreement, except as otherwise agreed upon by the parties. Nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between AlphaNet and EDS. AlphaNet shall not act or attempt to act or represent itself, directly or by implication, as an agent of EDS or its Affiliates or in any manner assume or create, or attempt to assume or create, any obligation on behalf of, or in the name of, EDS or its Affiliates.

15.     NO ASSIGNMENT.

This Agreement shall be binding on the parties and their respective successors in interest and assigns, but neither party shall have the power to assign or subcontract this Agreement without the prior written consent of the other.

16.     REMEDIES.

The remedies reserved by the parties to this Agreement shall be cumulative and additional to any other remedies provided in law or equity.

17.      SEVERABILITY.

If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, then both parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If that is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

18.     SURVIVAL OF TERMS.

Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations which (i) are set forth in the Sections of this Agreement entitled “Ownership of Work Product”, “Proprietary Rights Indemnification”, “Cross Indemnification”, “Limitation of Liability”, “Confidentiality”, “Taxes”, and “Compliance with Laws, Regulations and Policies”, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

19.     EDS BUSINESS PRACTICES.

AlphaNet shall comply with the EDS Business Practices set forth in Exhibit A.

20.     WAIVER.

Any waiver of this Agreement or of any covenant, condition, or agreement to be performed by a party under this Agreement shall (i) only be valid if the waiver is in writing and signed by an authorized representative of the party against which such waiver is sought to be enforced, and (ii) apply only to the specific covenant, condition or agreement to be performed, the specific instance or specific breach thereof and not to any other instance or breach thereof or subsequent instance or breach.

21.     NOTICES.

Wherever one party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be deemed given when delivered in hand, when mailed by registered or certified mail, return receipt requested, postage prepaid, or when sent by a third party courier service where receipt is verified by the receiving party’s acknowledgment, and addressed as follows:

In the case of EDS:

Electronic Data Systems Corporation 5400 Legacy Drive Plano, Texas 75024 Attn: Manager, Contracts Administration

In the case of AlphaNet:

AlphaNet Solutions, Inc. 7 Ridegedale Avenue Cedar Knolls, New Jersey 07927 Attention: Vince Tinebra, President & COO Copy to General Counsel

Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective; first class, postage prepaid, mail shall be acceptable for provision of change of address notices.

22.     GOVERNING LAW.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL NOT BE GOVERNED BY THE PROVISIONS OF THE 1980 UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS. RATHER THESE RIGHTS AND OBLIGATIONS SHALL BE GOVERNED BY THE LAWS, OTHER THAN CHOICE OF LAW RULES, OF THE STATE OF NEW YORK.

23.     ENTIRE AGREEMENT.

This Agreement, together with all attachments hereto, and all documents referenced herein, each of which is incorporated herein for all purposes, represents the entire agreement of the parties, and supersedes all prior agreements, authorizations, negotiations, or proposals, with respect to the subject matter of this Agreement. In the event of a conflict between the terms and conditions of this Agreement and a Purchase Order, the Purchase Order shall be controlling with respect to those transactions covered by that Purchase Order. The parties agree that any other terms or conditions included in any quotes, acknowledgments, confirmations, or other forms utilized or exchanged by the parties shall not be incorporated herein or be binding unless expressly agreed upon in writing by authorized representatives of the parties.

        IN WITNESS WHEREOF, AlphaNet and EDS have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the Effective Date.

        EDS INFORMATION SERVICES L.L.C.                                         ALPHANET SOLUTIONS, INC.

     By:  /S/DAVID W. DALSKI;                                                                   By:  /S/ VINCE TINEBRA

     Printed Name:  DAVID W. DALSKI                                                      Printed Name:  VINCE TINEBRA

     Title:  Director, Global Strategic Development                                       Title:  Pres. & COO

     Date:  7/3/01                                                                                              Date:  7/2/01

                                                                                                                         Fed. Tax ID #:  22-2554535

EXHIBIT A:

EDS BUSINESS PRACTICES

        EDS' suppliers have played a key role in our continuous growth and success. We sincerely appreciate your support. In order to avoid any conflict of interest between our suppliers and EDS employees and to keep business relationships on a professional basis, EDS has established and briefed its employees on the following business practices. Please review these business practices carefully and give a copy of this Exhibit to any of your associates who have a need to know.

1.	EDS expects its suppliers to provide a quality product or service for which they will be fairly paid.

2.	In selecting suppliers, EDS will test the market to assure quality of service and fairness of price.

3.	No EDS employee is to ask for anything of value from a supplier. Gifts from a supplier such as tickets to athletic events, concerts or the theater, personal travel, or any type of personal item are discouraged by our business practices.

4.	If any EDS employee is offered or accepts an item of value from a supplier, the employee is to report it to the appropriate EDS management.

5.	If any EDS employee engages in any type of unethical behavior such as requesting anything of value from a supplier, the supplier is requested to report the incident to the Director of Purchasing or the General Counsel of EDS.

6.	Occasional meals during visits to a supplier’s facilities or a customer’s location during which a supplier incurs normal and reasonable marketing expenses are acceptable. The EDS employee is required to report such meal expenses to their management.

EDS appreciates your cooperation in complying with these business practices.

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